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                                                                  EXHIBIT (b)(2)


                             [BANCBOSTON LETTERHEAD]

                                November 3, 2000


Mr. Harold O. Rosser
Managing Director
Bruckmann, Rosser, Sherrill & Co.
126 East 56th Street, 29th Floor
New York, New York  10022

Re:      Il Fornaio America Corporation

Dear Hal:

I am pleased to advise you that BancBoston Capital, Inc. or an affiliate ("BBC") is able to provide $15,000,000 of mezzanine financing and $2,000,000 of equity financing to assist Bruckmann, Rosser, Sherrill & Co. ("BRS") in acquiring (the
"Acquisition") Il Fornaio America Corporation ("Il Fornaio" or the "Company").
The principal terms of our commitment are set forth in an attachment to this letter. This commitment is also subject to the following conditions:

1. Satisfactory review of the confirmatory legal and accounting due diligence to be conducted on your behalf.

2. Completion of the Acquisition by not later than April 30, 2001 on terms and conditions satisfactory to BBC.

3. The availability on terms and conditions satisfactory to BBC of (a) at least
   $38,000,000 of equity financing from BRS management and existing shareholders, and (b) not more than $50,000,000 of senior debt facilities.

4. Absence of (A) any material environmental problems involving the Company's assets; (B) any material adverse change in the Company's business or financial condition; and (C) any material litigation relating to the Company, the proposed financing, or the Acquisition.

5. Execution on terms satisfactory to BBC of a shareholders' agreement between the Company and its shareholders.

6. Compliance by the Company with all legal and regulatory requirements applicable to the Acquisition and the proposed financing.



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Mr. Harold O. Rosser
November 3, 2000
Page 2 of 3

7. Execution by BBC and BRS of mutually satisfactory final documentation containing customary terms and conditions and receipt by BBC of satisfactory evidence of corporate approvals by all parties to the Acquisition and the proposed financing.

As you know, we would like to work with you on this transaction and are prepared to complete the aforementioned due diligence upon your acceptance of this letter. If you accept this commitment and the Acquisition closes, you will be responsible for all of our out-of-pocket expenses. If you accept this commitment and the Acquisition does not close, you will be responsible only for our legal expenses.

In addition, in consideration of the time and resources devoted by BBC to this transaction, you agree you will not solicit, negotiate or accept any proposal or agreement for any alternative debt or equity financing to the financing contemplated herein. In the event that you proceed to complete the Acquisition within one year without utilizing the financing proposed by BBC hereunder, in addition to all out-of-pocket expenses mentioned above, you agree to pay BBC a break-up fee of $500,000, payable in cash upon the closing date of the Acquisition. Such break-up fee constitutes liquidated damages to compensate BBC for its lost investment opportunities (which you hereby agree are not and will not be susceptible to reasonable proof of amount, and therefore will not be compensated by ordinary damages.)

You further agree to keep this letter and its contents confidential and, without the prior consent of BBC, agree not to disclose to any person (other than on a confidential basis to your legal and investment advisors) the terms, conditions or other contents of this letter or subsequent negotiations between the parties hereto.

This commitment will terminate at 5:00 p.m. on November 6, 2000 unless we have received a signed copy of this letter and the attached term sheet signifying your agreement to its terms and conditions.

We are delighted to have the opportunity to work with you and look forward to the successful completion of the transaction.

Sincerely,

BANCBOSTON CAPITAL, INC.


/s/ Craig H. Deery
--------------------------
By:  Craig H. Deery
Its: Managing Director



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Mr. Harold O. Rosser
November 3, 2000
Page 3 of 3

Accepted and Agreed to this ____ day of November 2000:

BRUCKMANN, ROSSER, SHERRILL & CO.

/s/ Harold O. Rosser
------------------------------
By:      Harold O. Rosser
Its:     Managing Director

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                        Summary of BBC's Investment Terms
                        for the Acquisition of Il Fornaio

                          I. Senior Subordinated Notes

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Obligor:                  The Company

Face Amount:              $15,000,000

Purchase Price:           Par

Amortization/Maturity:    Face Amount due on the seventh anniversary of closing.

Interest Rate:            13% per annum payable quarterly in arrears in cash in
                          Years 1 through 5. Thereafter, the greater of (a)
                          Fleet Boston's Base Rate plus 500 basis points, and
                          (b) 13% per annum, payable quarterly in arrears in
                          cash.

Transaction Fee:          2% of the Face Amount payable in cash at closing

Prepayment Penalty:       5% in Year 1, 4% in Year 2, 3% in Year 3 of the amount
                          prepaid. No prepayment penalty thereafter.

Transfer Rights:          Freely transferable subject to applicable securities
                          laws.

Subordination:            To the senior bank debt only on terms reasonably
                          satisfactory to BBC.

General Covenants:        In addition to normal representations, warranties and
                          covenants, BBC would expect that the Securities
                          Purchase Agreement would include, but necessarily be
                          limited to, the following:

                          o Consolidated financial ratio tests and covenants
                            similar to those of the senior lender.

                          o Limitations on the kinds of businesses in which the
                            Company engages and restrictions on mergers and acquisitions.

                          o Limitations on distributions, dividends, and
                            management fees.

                          o Limitations on transactions with affiliates.

                          o Limitations on additional indebtedness without BBC's
                            consent.

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                                  Page 2 of 3

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
                          o No amendment subsequent to closing of clauses in the
                            senior debt arrangements relating to terms and
                            conditions of BBC's Securities Purchase Agreement
                            regarding the maturity, amortization, interest, or
                            fees of the Senior Subordinated Notes or redemption
                            of the Warrant or Warrant Stock.

                          o BBC's consent required on change of ownership and/or
                            control of the Company and on changes to the Company's charter documents.

                          o Right to receive copies of all financial information
                            delivered to the Company's senior lenders.

                          o Monthly financial reporting, including income
                            statement, balance sheet and cash flow, covenant compliance reports, certified annual audit, and any other information BBC may reasonably request.

                                   II. Warrant

Description:              BBC will receive a detached Warrant representing a 6%
                          equity interest (including all preferred and common
                          stock) on a fully-diluted basis in the Company.

Purchase Price:           Nominal ($1.00)

Exercise Price:           Nominal ($0.01 per share)

Exercise Period:          At any time.

Expiration:               10 years from closing.

Put Rights:               At any time after the fifth anniversary of closing,
                          BBC may require the Company to repurchase all of the
                          Warrant or Warrant Stock for cash equal to the
                          percentage of equity represented by the Warrant or
                          Warrant Stock multiplied by the fair market value of
                          the Company's equity as determined by negotiation or,
                          if necessary, appraisal. The Company's Put Rights will
                          terminate upon completion of an initial public
                          offering by the Company.

Call Rights:              At any time after the seventh anniversary of closing,
                          the Company may repurchase all of BBC's Warrant or
                          Warrant Stock on the same basis as under Put Rights.
                          The Company's Call Rights will terminate upon
                          completion of an initial public offering by the
                          Company.



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                                  Page 3 of 3

Transfer Rights:          Freely transferable subject to applicable securities
                          laws.

Shareholder Rights:       o Anti-dilution provisions including, without
                            limitation, provisions providing for additional
                            compensation to BBC to compensate it for the effects
                            of any dilution of the value of its Warrant or
                            Warrant Stock in the event any of the Company's
                            equity capital at closing is contributed in the form
                            of junior subordinated debt or preferred stock.

                          o Pre-emptive rights.

                          o Rights to piggyback on a pro rata basis on any
                            public or private sale of the Company's equity securities.

                          o Demand registration rights after the Company has
                            gone public.

                          o The right to attend the Company's Board of
                            Directors' meetings (which shall meet at least quarterly).

                        III. Preferred and Common Stock

BBC will invest $2,000,000 in the Company's preferred and common stock on the same basis and in the same proportions as BRS. BBC will be entitled to the same rights with respect to the preferred and common stock as are set forth in the Shareholder Rights section above.

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This summary of terms does not purport to include all of the provisions
(including usual representations and warranties, conditions, covenants and events of default) which would be contained in documents for this transaction, all of which must be satisfactory in form and substance to us and our counsel, and to BRS and the Company and their counsel, prior to the making of the proposed investment.